Exhibit 10.8

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (this “Amendment”), dated as of December 20, 2021 (the “Amendment Effective Date”), is entered into by and between Gaylon Morris, an individual (the “Executive”), and Sunworks, Inc., a Delaware corporation (the “Company”).

RECITALS

A. Executive and the Company are parties to an Employment Agreement dated January 11, 2021 (the “Employment Agreement”). Terms used and not defined in this Amendment shall have the meanings defined in the Employment Agreement.

B. Pursuant to the Employment Agreement, the Employment Agreement may be amended in an instrument executed by the Executive and the Company.

C. The Company and Executive desire to amend the Employment Agreement to revise certain aspects of Executive’s compensation.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Compensation. The Executive’s compensation provisions set forth in Sections 8.1, 8.2 and 8.3 of the Employment Agreement shall be deleted and replaced with the following:

8.1. Annual Compensation. Executive shall be paid a base salary of four hundred thousand dollars ($400,000.00) payable bi-weekly in 26-equal amounts. Executive’s position is a regular, fulltime position classified as “exempt” and thus Executive is not eligible for overtime compensation.

8.2. Bonus: For each fiscal year of Executive’s employment hereunder, Executive shall be eligible to receive an annual bonus (the “Annual Bonus”). However, the decision to provide any Annual Bonus and the amount and terms of any Annual Bonus shall be in the sole and absolute discretion of the Compensation Committee of the Company’s Board of Directors and shall be subject to the terms of the Company annual bonus plan under which it is granted. In addition, in order to be eligible to receive an Annual Bonus, Executive must be employed by the Company on the last day of the applicable fiscal year that Annual Bonuses are paid. Notwithstanding anything to the contrary herein, for the fiscal year ending December 31, 2022 and all subsequent years in which the Executive is employed by the Company, Executive, shall be paid an Annual Bonus equal to (i) 75% of base salary if the Company’s GAAP consolidated operating income for the combined period from January 1 through December 31 of the calendar year exceeds $0, and (ii) 50% of base salary if the Company’s GAAP consolidated operating income for the combined period from January 1 through December 31 of the calendar year is less than $0, provided that certain additional objectives are met, as set and determined by the Compensation Committee of the Company’s Board of Directors.

8.3. Equity Awards. In consideration of Executive’s continued employment, on the date hereof, the Company will grant to Executive a restricted stock unit grant representing the right to receive up to 284,900 shares of common stock under the Sunworks, Inc. 2016 Equity Incentive Plan (the “Plan”), which shall vest in full on the date that the Administrator (as defined in the Plan) certifies receipt by the Company of an audit report from its independent auditors in which the Company’s EBITDA (as defined below) for the combined period from January 1 through December 31 of the calendar year exceeds $0. All other terms and conditions of such award shall be governed by the terms and conditions of the Plan and the applicable award agreement. “EBITDA” means the consolidated earnings of the Company and its subsidiaries before interest, taxes, depreciation and amortization, as calculated using the audited financial statements of the Company.

2. Effect of Amendment. The provisions of the Employment Agreement, except as specifically amended by this Amendment, shall remain in full force and effect following the effectiveness of this Amendment.

3. Governing Law. The validity, interpretation, construction and performance of this Amendment shall be governed by the laws of the State of California, without regard to its conflict of laws principles.

4. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

[Signature Pages Follow]

The parties have duly executed this Amendment to Employment Agreement as of the date first above written.

EXECUTIVE:

By:	/s/ Gaylon Morris
Gaylon Morris

COMPANY:

SUNWORKS, INC., a Delaware corporation

By:	/s/ Jason Bonfigt
Name:	Jason Bonfigt
Title:	Chief Financial Officer

[Signature Page to Amendment to Employment Agreement]